SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: November 8, 2006

(Date of earliest event reported)
Intrepid Technology & Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)
Idaho - - - - - (State of Incorporation)	000-30065 - - - - - - - - - (Commission File No.)	82-0230842 - - - - - - - - - - (I.R.S. Employer Identification #)

501 Broadway Suite 200 Idaho Falls, Idaho 83402

(Address and Zip Code of the Principal Executive Offices)
Registrant's telephone number including area code: (208) 529-5337

(Former Name and Address)

(208) 529-5337
----------------------------------------------------------
(Registrants telephone number, including area code)

Indicate by a check mark whether Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934
during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.
YES ☒   NO ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2006, Intrepid Technology and Resources Biogas, LLC, an Idaho limited liability company (the “Company”), and wholly owned subsidiary of Intrepid Technology & Resources, Inc., completed the transaction to enter into a bond agreement for the construction financing of two of its solid waste disposal facilities. The bonds issued under the agreement will be issued by The Industrial Development Corporation of Gooding County, Idaho, a public corporation duly organized and existing under the Constitution and the laws of the State of Idaho (the “Issuer”). The bonds will have a face value of SEVEN MILLION SIX-HUNDRED FORTY THOUSAND DOLLARS, ($7,640,000) and are to be repaid with interest at 7.5% per annum by maturity, November 1, 2024, to the Registered Owner, CeDe & Co., as nominee of The Depository Trust Company. Payment of principal and premium, if any, on this Bond will be made upon presentation and surrender at the designated corporate trust office of Wells Fargo Bank, National Association, (“Trustee”).

This Bond is one of a series of Bonds issued under the Indenture in the aggregate principal amount of $7,640,000 for the purpose of providing funds to (a) finance the cost of acquiring, constructing and installing certain solid waste disposal facilities to be owned by Intrepid Technology and Resources Biogas, LLC, and are located on two existing dairy farms in the Counties of Gooding and Minidoka, Idaho.

Pursuant to the provisions of the Agreement, payments sufficient for the prompt payment when due of the principal of, premium, if any, and interest on the Bonds are to be paid by the Company to the Trustee and deposited in a special account created by the Issuer and designated “The Industrial Development Corporation of Gooding County, Idaho, Solid Waste Disposal Revenue Bonds (Intrepid Technology and Resources Biogas, LLC Project) Series 2006, Bond Fund,” and the rights of the Issuer under the Agreement have been duly pledged and assigned to the Trustee under the Indenture to secure payment of such principal, premium, if any, and interest.

Item 3.02 Unregistered Sales of Equity Securities

The Bonds have not been registered under the Securities Act of 1933, as amended, or registered or qualified under the laws of any jurisdiction.

These Bonds are defined by the Private Placement Memorandum attached as an exhibit hereto as 7.5%Term Bonds due November 1, 2024, Price 100%, $7,640,000, and carry no conversion rights to any of the common stock or other securities of the Company.

This is a private offering, made only by delivery of a copy the Private Placement Memorandum by the Placement Agent to accredited and institutional investors. The private offering is made only to accredited and institutional investors for investment only.

This Private Placement Memorandum is being delivered to accredited and institutional investors only together with copies of forms of the Indenture, the Loan Agreement, the Guaranty, the Pledge Agreement, the Mortgage, the Environmental Indemnity, the Collateral Assignment, the Gas Agreement, the Supply Agreements, the Biogas Transportation Agreement, the Investor Letter and certain other documents, which the accredited and institutional investors, by purchasing the Bonds, acknowledge to have received, read and understood.

About Intrepid Technology and Resources, Inc.

Intrepid Technology and Resources, Inc. specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production area of the Renewable Energy sector. Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass -- i.e. plant-derived organic matter. The Company’s current primary focus is on biogas. The Company will use the proceeds from this agreement to fund the efforts to construct and operate BioFuels digester facilities in southern Idaho.

Item 9.01. Financial Statements and Exhibits.
(a)    Not applicable
(b)    Not applicable
(c)  Exhibit No. Description
99a. Bond Agreement
99b. Private Placement Memorandum Dated November 6, 2006
99c. Press Release, dated November 8, 2006

Exhibit Index

Exhibit No.	Description	Pages
Ex - 99a.doc	Bond Agreement	1-6
Ex - 99b.doc	Private Placement Memorandum	i-33
Ex - 99c.doc	Press Release	34

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTREPID TECHNOLOGY & RESOURCES, INC. (Registrant)

Date: November 8, 2006	By: /s/ Dr. Dennis D. Keiser, Chief Executive Officer & Principal Accounting Officer

Date: November 8, 2006	By: /s/ Dr. Jacob D. Dustin, President,& Director